Exhibit 3.24

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ELAM CONSTRUCTION, INC.

Harold F. Elam, under the provisions and subject to the requirements of the laws of the State of Colorado, hereby certifies that:

ONE: The name of this corporation is Elam Construction, Inc., and the date of filing of the original Articles of Incorporation of this corporation with the Secretary of State of the State of Colorado was March 26, 1959.

TWO: He is the duly elected and acting Vice President of Elam Construction, Inc., a Colorado corporation.

THREE: The Articles of Incorporation of this corporation are hereby amended and restated to read as follows:

ARTICLE ONE

COMPANY NAME

The name of this corporation is Elam Construction, Inc. (the “Company”).

ARTICLE TWO

AUTHORIZED CAPITAL

The Company is authorized to issue one class of stock to be designated “Common Stock.” The total number of shares of Common Stock that the Company is authorized to issue is 250,000. Shares of Common Stock shall have no par value.

The rights, privileges and restrictions and other matters relating to Common Stock are as set forth in the Bylaws of the Company and as follows:

(i)	The holders of Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Company (the “Board”), out of any assets of the Company legally available therefore, such dividends as may be declared from time to time by the Board; and

(ii)	Upon dissolution of the Company, the assets available for distribution to the Company’s shareholders shall be distributed to the holders of Common Stock.

ARTICLE THREE

OFFICES

The street address of the registered office of the Company is 556 Struthers Avenue, Grand Junction, Colorado 81501, and the name of the registered agent at that address is Harold F. Elam. The address of the Company’s principal office is 556 Struthers Avenue, Grand Junction, Colorado 81501.

ARTICLE FOUR

PURPOSES

The purposes for which the Company is organized and its powers are to engage in all lawful business; and to have, enjoy, and exercise all of the rights, powers, and privileges conferred upon corporations incorporated pursuant to Colorado law, whether now or hereafter in effect, and whether or not herein specifically mentioned.

ARTICLE FIVE

LIMITATION ON DIRECTOR LIABILITY

A director of the Company shall not be personally liable to the Company or to its shareholders for monetary damages for breach of fiduciary duty as a director, except that this provision shall not eliminate or limit the liability of a director to the Company or to its shareholders for monetary damages otherwise existing for:

(i)	any breach of the director’s duty of loyalty to the Company or to its shareholders;

(ii)	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii)	acts specified in Section 7-108-403 of the Colorado Business Corporation Act (the “Act”); or

(iv)	any transaction from which the director directly or indirectly derived any improper personal benefit.

If the Act is hereafter amended or superseded to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent permitted by the Act as so amended or superseded. Any repeal or modification of this Article Five shall not adversely affect any right or protection of a director of the Company under this Article Five, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Article Five, prior to such repeal or modification.

ARTICLE SIX

INDEMNIFICATION

The Company shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys’ fees) incurred by reason of the fact that the person is or was a director or officer of the Company or, while serving as a director or officer of the Company, such person is or was serving at the request of the Company as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. The Company shall also indemnify any person who is serving or has served the Company as director, officer, employee, fiduciary, or agent, and that person’s estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible. Any repeal or modification of this Article Six shall only be prospective and shall not affect the rights under this Article Six in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

ARTICLE SEVEN

SHAREHOLDER ACTION WITHOUT A MEETING

Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if the shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted consent to such action in writing. Action taken under this Article Seven has the same force and effect as an action taken at a meeting of shareholders and may be described as such in any document. Action taken under this Article Seven is effective as of the date of the last writing necessary to effect the action is received by the Company, unless all of the writings specify a different effective date, in which case such specified date shall be the effective date for such action. The record date for determining shareholders entitled to take action without a meeting is the date the Company first receives a writing upon which the action is taken. Any shareholder who has signed a writing describing and consenting to action taken pursuant to this Article Seven may revoke such consent by a writing signed by the shareholder describing the action and stating the shareholder’s prior consent thereto is revoked, if such writing is received by the Company before the effectiveness of the action.

ARTICLE EIGHT

VOTING

Each outstanding share of Common Stock shall be entitled to one vote and each outstanding fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

Notwithstanding that which is set forth in Section 7-117-101 of the Act, it shall require the affirmative vote of a majority of the outstanding shares of Common Stock to: (i) approve an amendment to these Amended and Restated Articles of Incorporation as contemplated in Section 7-110-103 of the Act; (ii) approve a plan of merger or a plan of share exchange as contemplated in Section 7-111-103 of the Act; (iii) approve a transaction involving a sale, lease, exchange, or other disposition of all, or substantially all, of the Company’s property, with or without good will, otherwise than in the usual and regular course of business, as contemplated in Section 7-112-102(1) of the Act; or (iv) approve a proposal to dissolve the Company as contemplated in Section 7-114-102 of the Act.

ARTICLE NINE

PREEMPTIVE RIGHTS

Unless otherwise provided in any agreement by and among the Company and its shareholders, the holders of Common Stock shall not have preemptive rights with respect to any securities issued by the Company after the date of these Amended and Restated Articles of Incorporation.

ARTICLE TEN

TERM OF EXISTENCE

The Company shall exist in perpetuity from the date of filing of these Amended and Restated Articles of Incorporation with the Secretary of State of the State of Colorado unless dissolved according to the Act.

FOUR: These Amended and Restated Articles of Incorporation have been duly approved by the Board and the Company’s shareholders.

FIVE: These Amended and Restated Articles of Incorporation have been duly adopted in accordance with the provisions of Section 7-110-107 of the Act.

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